Exhibit 4.1

[EXECUTION VERSION]

MYLAN INC.,

as Issuer,

MYLAN N.V.

and

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED as of FEBRUARY 27, 2015

TO THE INDENTURE

DATED as of SEPTEMBER 15, 2008,

3.75% CASH CONVERTIBLE NOTES DUE 2015

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 27, 2015, among Mylan Inc., a Pennsylvania corporation (the “Company”), Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands and formerly known as New Moon B.V. (“Parent”), and The Bank of New York Mellon, as trustee under the Indenture referred to herein (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of September 15, 2008 (as amended, supplemented and otherwise modified to the date hereof, the “Indenture”), providing for the issuance of the Company’s 3.75% Cash Convertible Notes due 2015 (the “Securities”);

WHEREAS, the Company previously entered into that certain Amended and Restated Business Transfer Agreement and Plan of Merger among the Company, Parent (under its then name, New Moon B.V., and prior to its conversion from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands to a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands), Moon of PA Inc., a Pennsylvania corporation (“Merger Sub”) and Abbott Laboratories, dated as of November 4, 2014 (the “Business Transfer Agreement”), whereby, among other things, at the effective time of the transactions contemplated therein (the “Effective Time”) (i) Merger Sub, Parent’s wholly owned indirect subsidiary, merged with and into the Company, (ii) each issued and outstanding share of the Company’s common stock, par value $0.50 per share, was cancelled and automatically converted into and became the right to receive one of Parent’s ordinary shares, nominal value €0.01 per share (“Parent Ordinary Shares”), and (iii) the Company is continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent (collectively, the “Merger”);

WHEREAS, Section 6.01 of the Indenture permits the Company to consolidate with or merge with and into another entity so long as certain conditions have been met;

WHEREAS, the Merger constitutes a Business Combination pursuant to Section 4.10 of the Indenture, which provides, among other things, that in the case of any Business Combination involving the Company as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture providing that from and after the effective date of such Business Combination, upon cash conversion of the Securities, the cash settlement of the Conversion Reference Value in accordance with the provisions of Section 4.12 of the Indenture shall be based on the value over the applicable Conversion Reference Period of the shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of Common Stock are entitled to receive in respect of each share of Common Stock upon such Business Combination, and containing such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary by reason of the foregoing; and

WHEREAS, the Company and Parent have authorized the execution and delivery of this Second Supplemental Indenture and all other acts and proceedings required by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, Parent, and the Trustee necessary to make this Second Supplemental Indenture a valid agreement legally binding on the Company and Parent, in accordance with its terms, have been duly done and performed; and

WHEREAS, the Company hereby requests that the Trustee execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Parent, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

CAPITALIZED TERMS, SUPPLEMENT AND EFFECTIVENESS

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Supplement. This Second Supplemental Indenture relates to and affects the Securities, is supplemental to the Indenture and the Indenture shall be deemed to be modified in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 1.03. Effectiveness. This Second Supplemental Indenture is effective immediately at the Effective Time of the Merger.

ARTICLE II

AMENDMENTS

SECTION 2.01. Effect of Business Combination on Conversion Privilege. From and after the Effective Time of the Merger:

(a)	The definition of “Continuing Directors” in Section 1.01 of the Indenture shall be replaced in its entirety with the following:

“Continuing Directors” means, as of any date of determination, any member of the Parent Board of Directors of the Company who was (a) a member of such Parent Board of Directors on the date of the Second Supplemental Indenture or (b) nominated for election or elected to such Parent Board of Directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

(b)	Section 1.01 of this Indenture shall be amended to insert the following new defined terms immediately after the definition of “Opinion of Counsel” and prior to the definition of “Person”:

“Parent” means Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands.

“Parent Board of Directors” means the board of directors of Parent or any duly authorized committee of such board, or any equivalent body in a limited partnership, limited liability company or other entity serving substantially the same function as a board of directors of a corporation.

(c)	Section 1.01 of this Indenture shall be amended to insert the following new defined terms immediately after the definition of “Subsidiary” and prior to the definition of “Termination of Trading”:

“Second Supplemental Indenture” means the Second Supplemental Indenture dated as of February 27, 2015, among the Company, Parent and the Trustee.

(d)	Common Stock. The definition of “Common Stock” in Section 1.01 of the Indenture shall be replaced in its entirety with the following:

“Common Stock” means the ordinary shares, nominal value €0.01 of the Parent, or any successor common stock thereto.

(e)	Change of Control; Termination of Trading; Fundamental Change. (i) The definition of “Change of Control” in Section 1.01 of the Indenture shall be replaced in its entirety with the following:

“Change of Control” means the occurrence of any of the following events (whether or not approved by the Company’s Board of Directors or the Parent Board of Directors):

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the total voting power of all outstanding Common Stock of the Parent, other than an acquisition by the Parent, any of the Parent’s Subsidiaries or any of the Parent’s employee benefit plans; provided that this clause (1) shall not apply to a merger of the Parent with or into a wholly-owned Subsidiary of a company that has a class of common stock or American Depositary Receipts in respect of common stock traded on the New York Stock Exchange, NASDAQ Global Select Market, NASDAQ Global Market or American Stock Exchange if immediately following the transaction or series of transactions the holders of Common Stock immediately before such transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of Capital Stock entitled to vote generally in the election of directors of such company; or

(2) Parent consolidates with, or merges with or into, another person or Parent sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, Voting Stock representing a majority of the total voting power of all outstanding Voting Stock of Parent, “beneficially own or owns” (as so determined), directly or indirectly, Voting Stock representing a majority of the total voting power of the outstanding Voting Stock of the surviving or transferee person and such surviving or transferee person has a class of common stock or American Depositary Receipts in respect of common stock traded on the New York Stock Exchange, NASDAQ Global Select Market, NASDAQ Global Market or the American Stock Exchange; or

(3) during any consecutive two-year period, the Continuing Directors cease for any reason to constitute a majority of the Parent Board of Directors; or

(4) the adoption of a plan of liquidation or dissolution of Parent or the Company; or

(5) the Company ceases to be a wholly owned direct or indirect subsidiary of Parent.

Notwithstanding the foregoing, it will not constitute a Change of Control if 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the Change of Control consists of common stock or American Depositary Receipts and any associated rights listed on the New York Stock Exchange, NASDAQ Global Select Market, NASDAQ Global Market or the American Stock Exchange, or which will be so traded when issued or exchanged in connection with the Change of Control, and as a result of such transaction or transactions settlement of the Conversion Reference Value of the Securities is thereafter based upon shares of stock, other securities or other property or assets, at least 90% of which is, as of the effective date of such business combination, such common stock or American Depositary Receipts.

(ii)	For purposes of the rights of Holders of Securities in the event of a Fundamental Change or a Change of Control (including, without limitation, the rights of Holders upon a Fundamental Change pursuant to Article III of the Indenture), determinations as to the occurrence of a Termination of Trading, shall be made by reference exclusively to the Common Stock of the Parent (and not the common stock of the Company).

(f)	Cash Conversion Privilege and Conversion Reference Rate. For purposes of the Cash Conversion Privilege to which Holders of Securities may be entitled under certain circumstances in accordance with the provisions of Article IV of the Indenture, all relevant determinations (including, without limitation, determination of the Conversion Reference Rate, the Conversion Reference Value, the Conversion Reference Premium, the Daily Conversion Reference Value, the adjustments to the Conversion Reference Rate contemplated by Section 4.01(j) and 4.06 and the Fundamental Change Purchase Price) shall be made exclusively by reference to the Common Stock of the Parent (and not the common stock of the Company) and the Parent as the issuer thereof. As of the Effective Time, the Conversion Reference Rate is 75.0751 shares of Common Stock, subject to adjustment from time to time pursuant to the provisions of the Indenture.

(g)	The Indenture shall be amended to insert the following immediately after Section 12.15 of the Indenture:

SECTION 12.16. Information with respect to Fundamental Changes. Parent shall provide to the Company as promptly as practicable all information necessary for the Company to determine whether a Fundamental Change has occurred and all other information necessary for the Company to comply with its obligations in respect of a Fundamental Change, including, without limitation, pursuant to Article 3 and Section 4.01(j) of this Indenture. For the avoidance of doubt, Parent’s only obligation with respect to the Securities and the Indenture shall consist of the information delivery obligations set forth in the preceding sentence, and Parent shall have no other obligations (including any payment obligation) with respect to the Securities or the Indenture, which such other obligations shall remain solely obligations of the Company.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Trustee Not Responsible for Recitals. The Trustee makes no representations as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of, this Second Supplemental Indenture or for or in respect of the correctness of the recitals contained herein, all of which recitals are made solely by the Company and Parent.

SECTION 3.02. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

SECTION 3.03. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.04. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

SECTION 3.05. Confirmation of the Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect, except as supplemented and amended hereby.

SECTION 3.06. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.07. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

MYLAN INC.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

MYLAN N.V. (solely with respect to Section 2.01(g))

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

Signature Page to Second Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ FRANCINE KINCAID
Authorized Signatory

Signature Page to Second Supplemental Indenture